UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       August 27, 2009 (August 27, 2009)
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Arbor Realty Trust, Inc.
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(Exact name of registrant as specified in its charter)

Maryland	001-32136	20-0057959
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

333 Earle Ovington Boulevard, Suite 900 Uniondale, New York 11553
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(Address of principal executive offices) (Zip Code)

(516) 832-8002
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(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Arbor Realty Trust, Inc.
Current Report on Form 8-K

Item 8.01	Other Events.

On August 27, 2009, Arbor Realty Trust, Inc. (the “Company”) announced that it transferred its remaining 7.5% interest in Prime Outlets Acquisition Company LLC (“Prime Outlets”), at a value of approximately $9 million, in exchange for preferred and common operating partnership units of Lightstone Value Plus REIT L.P. (“Lightstone LP”), the operating partnership of Lightstone Value Plus Real Estate Investment Trust, Inc. (“Lightstone”).

The Company owned its 7.5% interest through a 50% non-controlling interest in an unconsolidated joint venture, which had a 15% interest in Prime Outlets. In connection with this transaction, through the unconsolidated joint venture, the Company borrowed approximately $8 million from Lightstone, which is secured by the preferred and common operating partnership units and has an eight year term. After five years, the preferred units may be redeemed by Lightstone LP for cash and the loan would become due upon such redemption. The preferred operating partnership units yield 4.63% and the loan bears interest at a rate of 4%. The Company also received a broker fee of approximately $2 million related to this transaction.

The Company will use a majority of the net proceeds from this transaction to pay down a portion of its outstanding indebtedness with Wachovia Bank.

The Company received approximately $10 million in cash and expects to record in its third quarter 2009 financial statements, a net investment of approximately $1 million in this unconsolidated joint venture and income of approximately $11 million related to this transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBOR REALTY TRUST, INC.

Dated: August 27, 2009	By:	/s/ Paul Elenio
Name: Paul Elenio
Title: Chief Financial Officer